Exhibit 10.9

AMENDMENT

TO

NATIONWIDE HEALTH PROPERTIES, INC.

RETIREMENT PLAN FOR DIRECTORS

AS AMENDED AND RESTATED

This amendment dated and effective October 28, 2008 (this “Amendment”), amends the Nationwide Health Properties, Inc. Retirement Plan for Directors, as amended and restated (the “Plan”). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Plan.

RECITALS

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), places certain restrictions, among other things, as to the timing of distributions from nonqualified deferred compensation plans and arrangements;

WHEREAS, the Board of Directors of Nationwide Health Properties, Inc. (the “Company”) desires to amend the Plan to comply with Section 409A of the Code;

NOW, THEREFORE, the Plan shall be amended as follows:

1. The definition of “Termination from the Board” is hereby deleted and replaced, as follows:

“‘Termination from the Board’ shall mean the cessation of an Eligible Director’s services, whether voluntary or involuntary, for any reason including retirement, disability or death, where the Company and the Eligible Director reasonably anticipate that no further services of any kind would be performed following such termination, or that the level of bona fide services the Eligible Director would perform after such termination (whether as a director or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as a director or as an independent contractor) over the immediately preceding 36-month period (or, if shorter, the full period of services to the Company).”

2. A new Section IX is hereby added to the Plan, as follows:

“IX. Code Section 409A

Notwithstanding any provision to the contrary in this Plan, to the extent necessary to avoid the imposition of taxes under Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (the ‘Code’), no payment or distribution under this Plan that becomes payable by reason of a participant’s termination of service with the Company will be made to such participant unless such participant’s termination of service constitutes a ‘separation from service’ (as such term is defined in Section 409A of the Code) from the Company. For purposes of this Plan, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the

Code. If a participant is a ‘specified employee’ (as defined in Section 409A of the Code) on the date of ‘separation from service’ from the Company and, as a result of that status, any portion of the payments under this Plan would otherwise be subject to taxation pursuant to Section 409A of the Code, such participant shall not be entitled to any payments upon a termination of his or her service until the earlier of (i) the expiration of the six (6)-month period measured from the date of such participant’s ‘separation from service’ or (ii) the date of such participant’s death. Upon the expiration of the applicable Section 409A deferral period, all payments and benefits deferred pursuant to this Section IX (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to such participant in a lump sum as soon as practicable, but in no event later than ten (10) days following such expired period (or if the payment is being made following the participant’s death, no later than sixty (60) days following the date of death), and any remaining payments due under this Plan will be paid in accordance with the normal payment dates specified for them herein.”